Exhibit 23A(3)

AMENDMENT NO. 2

AGREEMENT AND DECLARATION OF TRUST
OF
THE BLUE FUND GROUP

The undersigned, being at least a majority of the Trustees of The Blue Fund Group, a Massachusetts business trust, created and existing under an Agreement and Declaration of Trust dated May 11, 2006, as amended by Amendment No. 1 effective August 15, 2006 (the “Agreement”), a copy of which is on file with the Secretary of State of The Commonwealth of Massachusetts, do hereby direct that this Amendment No. 2 be filed with the Secretary of State of The Commonwealth of Massachusetts and do hereby amend the first sentence of Section 6 of Article III to read in its entirety as follows:

“Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or Classes or to modify the rights and preferences of any Series or Classes, “The Blue Fund” (formerly known as The Blue Large Cap Fund) shall be, and hereby is, established and designated as a separate Series of the Trust.”

The foregoing amendment shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

[Signature Page Follows]

IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and our successors and assigns on this 23rd day of April, 2008.

/s/ Paul Feinberg
Paul Feinberg

/s/ Dmitri Mehlhorn
Dmitri Mehlhorn

Joseph J. Andrew

/s/ Rachel Kleinfeld
Rachel  Kleinfeld